Exhibit 13
Financial Statements and Supplemental Schedule
U.S. Bank 401(k) Savings Plan
Years Ended December 31, 2006 and 2005
With Report of Independent Registered Public Accounting Firm

U.S. Bank 401(k) Savings Plan
Financial Statements and Supplemental Schedule
Years Ended December 31, 2006 and 2005

Report of Independent Registered Public Accounting Firm
The Benefits Administration Committee
U.S. Bancorp and The Participants U.S. Bank 401(k) Savings Plan
We have audited the accompanying statements of net assets available for benefits of the U.S. Bank 401(k) Savings Plan as of December 31, 2006 and 2005, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2006 and 2005, and the changes in its net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.
Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2006, is presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
June 25, 2007

U.S. Bank 401(k) Savings Plan
Statements of Net Assets Available for Benefits

	December 31
	2006	2005

Assets
Cash	$49,291	$190,052
Investments, at fair value	3,334,870,597	2,903,457,607
Accrued income	16,922,611	14,811,974
Employer contribution receivable	57,111,119	53,000,514
Due from broker for securities sold	2,576,021	1,833,983

Total assets	3,411,529,639	2,973,294,130

Liabilities
Accrued expenses	162,708	397,056
Excess contributions refundable	6,944,498	—
	-
Total liabilities	7,107,206	397,056

Net assets available for benefits, at fair value	3,404,422,433	2,972,897,074
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	4,467,178	4,239,008

Net assets available for benefits	$3,408,889,611	$2,977,136,082

See accompanying notes.

U.S. Bank 401(k) Savings Plan
Statements of Changes in Net Assets Available for Benefits

	Year Ended December 31
	2006	2005

Additions:
Investment income:
Net appreciation in fair value of investments	$452,375,825	$6,258,004
Interest and dividend income	23,789,879	19,187,426
Dividends from U.S. Bancorp	58,908,339	57,371,993

Contributions:
Employer	57,111,312	53,005,093
Participants, net	136,502,646	122,900,217

Transfer from plan of acquired company	—	6,919,854

	728,688,001	265,642,587

Deductions:
Distributions to participants	293,212,324	278,538,159
Administrative expenses	3,722,148	3,830,484

	296,934,472	282,368,643

Net increase (decrease)	431,753,529	(16,726,056)

Net assets available for benefits at beginning of year	2,977,136,082	2,993,862,138

Net assets available for benefits at end of year	$3,408,889,611	$2,977,136,082

See accompanying notes.

U.S. Bank 401(k) Savings Plan
Notes to Financial Statements
December 31, 2006
1. Description of the Plan
The following description of the U.S. Bank 401(k) Savings Plan (the Plan) provides only general information. Participants should refer to the Plan’s Summary Plan Description (the SPD) for a more complete description of the Plan’s provisions. The SPD can be reviewed by visiting the U.S. Bank Retirement Program Web site at www.yourbenefitsresources.com/usbank.
Administration and Participation
The Plan is a defined contribution retirement plan covering substantially all employees of U.S. Bancorp and its subsidiaries (the Company). For the period from January 1, 2005 to June 30, 2005, employees who were scheduled to work at least 20 hours per week were eligible to participate in the Plan on the first day of the month following three full months of continuous service. Effective July 1, 2005, the Plan was amended to allow eligible employees to participate in the Plan as of their dates of hire. Eligible employees are automatically enrolled in the Plan with a salary deferral of 2% of eligible compensation, unless the employee elects otherwise.
Each participant’s account may be credited with the participant’s contributions, rollovers, employer contributions including employer matching contributions, and an allocation of the earnings of the funds in which the participant has elected to invest. Earnings allocations are based upon participant account balances, as defined in the Plan document. Participants may elect to have their account balances invested in various investment funds and are immediately 100% vested in their entire accounts.
The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA), and the Internal Revenue Code (the Code).
Contributions
In 2005, participants could make pre-tax elective contributions of up to 50% of their annual eligible compensation up to the Internal Revenue Service (IRS) limit. Effective January 1, 2006, the Plan increased the elective contribution maximum to 75%. Participants age 50 and older whose elective contributions have reached the IRS limit are permitted under the Plan to make catch-up contributions up to the IRS catch-up contribution limit. All participant contributions are deposited in the Plan semimonthly.

U.S. Bank 401(k) Savings Plan
Notes to Financial Statements (continued)
1. Description of the Plan (continued)
The Company contributes a matching contribution equal to 100% of each participant’s contribution up to 4% of their annual eligible compensation. A participant becomes eligible for employer matching contributions on the first day of the month following completion of one full year of service in which they have worked at least 1,000 hours. In order to receive employer matching contributions, a participant must be actively employed in an eligible position on the last business day of the Plan year. Matching contributions are deposited in the Plan annually and are automatically invested in the U.S. Bancorp ESOP Fund. The Company may make additional discretionary contributions to the Plan. In 2005, nominal discretionary contributions were made to the Plan. There was no discretionary contribution in 2006.
Rollovers From Employees of Acquired Businesses
The Company acquired First Horizon Merchant Services from First Horizon National Corporation on March 1, 2006, Schneider Payment Services from Schneider National, Inc. on July 1, 2006, and the SunTrust bond trustee business from SunTrust Banks, Inc. on October 1, 2006. Employees acquired by the Company during these acquisitions were given the option to roll over their 401(k) accounts, including any outstanding loans from their former employer’s plan. The total rollovers from employees of acquired businesses in 2006 were $1,604,343 and are reported as participant contributions.
Benefits Paid to Participants
The only form of distribution offered by the Plan is a single lump sum payment. Effective January 1, 2005, if a distribution of a participant’s total account exceeds $1,000 but does not exceed $5,000 and the participant does not elect to roll over the distribution or receive the distribution directly, the participant’s account balance will be rolled into an IRA.
Participant Loans
The Plan contains provisions allowing participants to borrow from their accounts. Participants may have only two loans outstanding at a time. The minimum loan is $1,000, and the maximum is the lesser of 50% of the participant’s account balance or $50,000 minus the participant’s highest outstanding loan balance during the past 12 months.

U.S. Bank 401(k) Savings Plan
Notes to Financial Statements (continued)
1. Description of the Plan (continued)
Plan Investments
The Plan includes an employee stock ownership plan (ESOP) fund. All participant and employer matching contributions credited to a participant’s account that are invested in qualifying employer securities are invested in the ESOP fund. The primary purpose of the ESOP fund is to benefit participants and beneficiaries by obtaining and retaining for them a position of equity ownership in the Company. Dividends paid on qualified employer securities held in the ESOP are reinvested in the ESOP fund unless the participant elects to have dividends paid directly to them.
Plan Mergers
Effective December 1, 2005, the Genpass 401(k) Savings Plan, with total assets of $6,919,854, merged with the Plan.
Plan Termination
Although it has not expressed any intentions to do so, the Company has the right to suspend or terminate the Plan at any time by action of its Board of Directors subject to the provisions of ERISA. In the event of a termination of the Plan, all participant account balances are eligible for distribution.
2. Significant Accounting Policies
Accounting Method
The financial statements of the Plan are prepared under the accrual method of accounting under U.S. generally accepted accounting principles.

U.S. Bank 401(k) Savings Plan
Notes to Financial Statements (continued)
2. Significant Accounting Policies (continued)
Investment Valuation
The Plan’s investments are stated at fair value. Quoted market prices are used to value investments. Shares of mutual funds are valued at the net asset value of shares held by the Plan at year-end. Participant loans are valued at their outstanding balances, which approximate fair value. The fair value of the units owned by the Plan in common trust funds is based on fair value of the underlying investments as determined by the fund sponsor. Purchases and sales of securities are recorded on a trade-date basis. Dividends are recorded on the ex-dividend date.
Brokers’ commissions and other expenses incurred upon the purchase of securities are included in the cost of the securities. Brokers’ commissions and other expenses incurred upon the sale of securities are reflected as a reduction in the proceeds from the sale.
New Accounting Pronouncement
In December 2005, the Financial Accounting Standards Board (FASB) issued FASB Staff Position No. 5 AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans (the FSP). The FSP states that investment contracts (including contracts underlying other investments) held by a defined-contribution plan are required to be reported at fair value. However, it also states that contract value is the relevant measurement attribute for the portion of net assets available for benefits attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the plan.
As required by the FSP, the statement of net assets available for benefits presents the fair value of the investment contract in investments at fair value as well as the adjustment of the fully benefit-responsive investment contract from fair value to contract value. The statement of changes in net assets available for benefits includes the investment contract on a contract value basis. As required by the FSP, all periods presented are in accordance with the FSP’s provisions.

U.S. Bank 401(k) Savings Plan
Notes to Financial Statements (continued)
2. Significant Accounting Policies (continued)
Investment Income
The change from the beginning to the end of the year in the difference between current value and the cost of investments is reflected in the statements of changes in net assets available for benefits as net appreciation or depreciation in fair value of investments.
The net gain (loss) on sales of securities is the difference between the proceeds received and the average cost of investments sold and is also reflected in the statements of changes in net assets available for benefits in net appreciation or depreciation in fair value of investments. Purchases and sales of securities are recorded on the trade date. If a trade is open at the end of the year, due to or from broker is reflected in the statements of net assets available for benefits.
Administrative Expenses
Administrative, trust, audit, and consulting fees are paid by the Plan.
Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
Risks and Uncertainties
The Plan’s investments are exposed to various risks, such as interest rate, market, and credit risks. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the values of investments, it is at least reasonably possible that changes in risks in the near term would materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits and the statements of changes in net assets available for benefits.
Reclassification
Certain prior year amounts have been reclassified to conform with the current year presentation.

U.S. Bank 401(k) Savings Plan
Notes to Financial Statements (continued)
3. Investments
For the years ended December 31, 2006 and 2005, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in fair value as follows:

	Year Ended December 31
	2006	2005

Mutual funds	$167,469,180	$69,022,738
U.S. Bancorp common stock	266,300,238	(68,185,612)
Piper Jaffray common stock	8,218,031	(3,539,400)
Collective investment funds	10,432,442	8,948,877
Insurance policies	(44,066)	11,401

	$452,375,825	$6,258,004

The fair value of individual investments that represent 5% or more of the Plan’s net assets are as follows:

	Shares	Fair Value

Year ended December 31, 2006:
U.S. Bancorp common stock	40,780,589	$1,475,849,516
U.S. Bank Stable Asset Fund	6,942,519	243,519,615
Vanguard Institutional Index Fund	1,904,217	246,767,485
First American Large Cap Value Fund	10,258,885	216,770,236

Year ended December 31, 2005:
U.S. Bancorp common stock	44,684,791	1,335,628,403
U.S. Bank Stable Asset Fund	7,198,281	243,093,911
First American Equity Index Fund	8,863,272	206,957,393
First American Large Cap Value Fund	9,949,161	193,710,173

U.S. Bank 401(k) Savings Plan
Notes to Financial Statements (continued)
4. Differences Between Financial Statements and Form 5500
The following is a reconciliation of net assets available for benefits per the financial statement to the Form 5500:

Year Ended
December 31,
2006
Net assets available for benefits per the financial statements	$3,408,889,611
Adjustment of common/collective trust to fair value	(4,467,178)

Net assets available for benefits per Form 5500	$3,404,422,433

5. Transactions With Parties in Interest
Parties in interest include the Company and U.S. Bank National Association (the Trustee). Transactions involving funds administered by the Trustee are considered party-in-interest transactions. These transactions, based on customary and reasonable rates, are not, however, considered prohibited transactions under 29 CFR 408(b) of the ERISA regulations.
On December 31, 2006 and 2005, the Plan owned 40,780,589 and 44,684,791 shares, respectively, of U.S. Bancorp common stock.
The Plan also participates in a collective investment fund, First American Funds, Inc., First American Investment Funds, Inc., and First American Strategy Funds, Inc., all of which are managed by the Company.
6. Income Tax Status
The Plan has received a determination letter from the IRS dated August 24, 2004, stating that the Plan is qualified under Section 401(a) of the Code, and therefore, the related trust is exempt from taxation. Subsequent to the issuance of this determination letter, the Plan was amended. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The plan administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan is qualified and the related trust is tax exempt.

U.S. Bank 401(k) Savings Plan
Notes to Financial Statements (continued)
7. Subsequent Events
The Company acquired Vail Banks, Inc. and United Financial Corp., the parent company of Heritage Bank, in September and November 2006, respectively. The Vail Banks, Inc. 401(k) Savings and Investment Plan and the Heritage Bank Safe Harbor 401(k) Profit Sharing Plan will be merged into the Plan in 2007.

Supplemental Schedule

U.S. Bank 401(k) Savings Plan
EIN #41-0255900 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2006

Identity of Issue, Borrower,	Description of Investment, Including Maturity
Lessor, or Similar Party	Date, Rate of Interest, Par, or Maturity Value		Fair Value

Mutual funds:
First American Funds, Inc.*	2,826,136	shares of Prime Obligations Fund	$2,826,136
First American Investment Funds, Inc.*	8,253,204	shares of Core Bond Fund	90,372,581
	910,262	shares of Intermediate Government Bond Fund	7,327,610
	6,070,818	shares of International Fund	92,155,018
	1,542,033	shares of Large Cap Growth Opportunity Fund	47,556,285
	10,258,885	shares of Large Cap Value Fund	216,770,236
	2,782,886	shares of Mid Cap Growth Opportunity Fund	113,875,677
	4,702,362	shares of Mid Cap Value Fund	122,026,285
	832,106	shares of Small Cap Growth Opportunity Fund	17,216,270
	5,774,951	shares of Small Cap Select Fund	83,390,296
	9,650,109	shares of Small Cap Value Fund	131,530,981
First American Strategy Funds, Inc.*	2,804,362	shares of Strategy Aggressive Growth Alloc Fund	35,363,006
	7,049,413	shares of Strategy Growth & Income Alloc Fund	80,081,327
	4,071,267	shares of Strategy Growth Allocation Fund	49,384,471
	1,423,412	shares of Strategy Income Allocation Fund	16,269,601
Hotchkis and Wiley Funds	1,161,800	shares of Large Cap Value Fund	29,381,918
PIMCO Funds	2,037,520	shares of Total Return Fund	21,149,459
T. Rowe Price Retirement Funds, Inc.	254,323	shares of Retirement Income Fund	3,339,267
	622,853	shares of Retirement 2010 Fund	9,884,678
	869,136	shares of Retirement 2020 Fund	15,079,505
	599,437	shares of Retirement 2030 Fund	11,143,534
	309,823	shares of Retirement 2040 Fund	5,809,173
TCW Funds, Inc.	296,236	shares of Select Equities Fund	5,658,102
Mellon Institutional Funds	1,349,798	shares of The Boston Co. Intl Core Equity Fund	57,460,918
	831,675	shares of The Boston Co. Small Cap Value Fund	20,692,066
Vanguard	1,904,217	shares of Institutional Index Fund	246,767,485
William Blair Funds	452,757	shares of Small Cap Growth Fund	11,744,525

Collective investment funds:
U.S. Bancorp*	6,942,519	shares of U.S. Bank Stable Asset Fund	243,519,615
State Street Global Advisors	309,900	shares of Mid Cap Fund	7,835,207

U.S. Bank 401(k) Savings Plan
EIN #41-0255900 Plan #004
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

Identity of Issue, Borrower,		Description of Investment, Including Maturity
Lessor, or Similar Party		Date, Rate of Interest, Par, or Maturity Value	Fair Value

Life insurance policies:
New England Mutual Life	2	policies	$16,187
Northwestern Mutual Life	2	policies	64,746

Corporate stock:
U.S. Bancorp*	40,780,589	shares of common stock	1,475,849,516
Piper Jaffray	293,652	shares of common stock	19,131,428

Participant loans*		Principal loan amount interest rates ranging
		from 3.75% to 11.50% with varied maturities
		from January 1, 2007 to March 31, 2030	44,197,488

Total assets held for investment purposes			$3,334,870,597

*	Denotes party in interest to the Plan.